WEAVER & MARTIN

April 2, 2009

Office of the Chief Accountant Securities and Exchange Commission 450 Fifth Street, N.W. Washington, D.C. 20549

Re: Change in Certifying Accountant

Ladies and Gentlemen:

The firm of Weaver and Martin, LLC was previously principal accountant for EWorld Interactive, Inc. (the “Company”) and reported on the financial statements of the Company for the year ended December 31, 2007 and 2006. On March 31, 2009, we were notified that we were dismissed by the Company as principal accountants.

We have read the Company's statements included under Item 4.01 of its Form 8-K dated April 2, 2009. We agree with the statements concerning our Firm in Item 4.01 of the Form 8-K. We have no basis on which to agree or disagree with other statements made in the Form 8-K.

Very truly yours,
Weaver and Martin LLC
/s Dan L. Weaver
Dan L. Weaver, C.P.A.
For the Firm

Certified Public Accountants & Consultants 411 Valentine, Suite 30 Kansas City, Missouri 64111 Phone: (816) 756-5525 Fax: (816) 756-2252